EX-99.13.b

AMENDED AND RESTATED FUND ACCOUNTING AND FINANCIAL ADMINISTRATION
SERVICES AGREEMENT
THIS AGREEMENT is made as of the 1st day of January, 2014 (the “Effective Date”) by and between The Bank of New York Mellon (referred to herein as “BNYM”), a bank organized under the laws of the State of New York having its principal place of business at One Wall Street, New York, NY 10286, and each investment company listed on Schedule A (referred to herein, individually, as a “Fund” and, collectively, as the “Funds”), having its principal place of business at 2005 Market Street, Philadelphia, PA  19103.
WHEREAS, each Fund is registered with the Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940 (the “1940 Act”), and is classified as an open-end management investment company, unless otherwise noted;
WHEREAS, BNYM is engaged in the fund accounting and financial administration services business; and
WHEREAS, each Fund desires that BNYM perform the fund accounting, financial administration and related services described in this Agreement for the Fund, and BNYM is willing to perform such services on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, each Fund and BNYM agree as follows:
1.	Services
A. BNYM shall perform for each Fund and its series (including all share classes) listed in Schedule A to this Agreement, the fund accounting, financial administration and related services set forth in Schedule B to this Agreement (“Services”).  BNYM and a Fund may mutually agree to add or delete a Fund series and/or class, which must be evidenced by amending Schedule A.  Each existing and future series of a Fund (including all share classes) covered by this Agreement is individually and collectively referred to as a “Portfolio.”  BNYM may perform other services for each Fund only upon terms, conditions and compensation that BNYM and each Fund mutually agree to, as evidenced by an amendment to this Agreement or Schedule B.

B. BNYM may enter into additional agreements with each Fund or its designated service provider from time to time with respect to:  (i) certain operational functions that BNYM will perform in connection with this Agreement; and (ii) performance measures pursuant to which BNYM will be expected to provide the Services (the “Service Level Documents”).  The Service Level Documents will be designed to provide operational guidance and performance metrics information that may be used by each Fund and BNYM to assist in the delivery of the Services and to measure BNYM’s performance in providing the Services.  Each Fund and BNYM agree that the Service Level Documents will reflect the division of operational functions between or among each Fund, its agents and BNYM, and specific performance measures for BNYM, rather than imposing specific contractual obligations under this Agreement.  Notwithstanding the foregoing, (i) BNYM’s material and systemic failure to perform its operational functions or to satisfy the performance measures pursuant to the Service Level Documents may be considered a material breach of the “For Cause” provisions described in Section 3.B of this Agreement; (ii) the Service Level Documents may provide remedies for the failure to satisfy the operational functions or performance measures contemplated thereunder that are separate and apart from any right that each Fund or BNYM may exercise under this Agreement; and (iii) BNYM’s performance or non-performance of the Services, separate and apart from the operational functions and performance measures reflected in any Service Level Document, may give rise to any remedies that each Fund may assert against BNYM under the terms of this Agreement.

C. BNYM's present intention is to utilize the Eagle STAR/PACE platform as its fund accounting platform, with the understanding of the parties that BNYM reserves the right to utilize other accounting platform(s) that allow(s) BNYM to perform the Services at a quality and level equivalent to the quality and level set forth in the Service Level Documents.  BNYM shall be responsible for the costs and expenses incurred by BNYM and the Funds for converting from the Eagle STAR/PACE platform to other accounting platform(s) in accordance with this subparagraph C.

2.	Compensation and Expenses

A. In return for performing the Services, the Funds shall compensate BNYM as set forth in this Section and in Schedule C to this Agreement.  Fees due will be accrued daily.  If this Agreement is lawfully terminated before the end of any month, fees shall be calculated on a pro rated basis through the date of termination and shall be due upon the Agreement’s termination date.
B. Each Fund will pay all of its own expenses that are incurred in the Fund’s operation and not specifically assumed by BNYM.  Expenses to be borne by each Fund include, but are not limited to: pricing, security and other similar data information vendor services; organizational expenses; costs of services of the Fund’s independent registered public accounting firm (“Independent Accountant”) and the Fund’s outside legal and tax counsel (including such counsel’s review of the Fund’s registration statement, proxy materials, federal and state tax qualification as a regulated investment company and any review of reports and materials prepared by BNYM under this Agreement); costs of any services contracted for by the Fund directly from parties other than BNYM; trade association dues; costs of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes; Fund insurance premiums and other Fund insurance-related fees and expenses applicable to its operation; costs incidental to any meetings of shareholders, including, but not limited to, legal and auditor fees, proxy filing fees and the costs of printing and mailing of any proxy materials; costs incidental to Fund board meetings, including fees and expenses of Fund board members, but excluding costs specifically assumed by BNYM; the salary and expenses of any officer, director/trustee or employee of the Fund who is not also a BNYM employee; registration fees, filing fees, and costs incidental to the preparation, typesetting, printing and/or distribution, as applicable, of the Fund’s registration statements on Forms N-1A, N-2, N-3, N-4, N-6, and N-14, as applicable, and any amendments thereto, shareholder reports on Form N-CSR, Form N-SARs, Form N-Q, Form N-PX, Form N-MFP, tax returns, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; and other expenses properly payable by the Fund.
C. Each Fund agrees to reimburse BNYM for its actual out-of-pocket expenses in providing the Services, including without limitation, the following:
(i) the electronic transmission expenses incurred by BNYM in communicating with such Fund, such Fund’s investment advisers (which term, for purposes of this Agreement, shall be interpreted to include any sub-advisers) or custodian, dealers or others as required for BNYM to perform the Services, if an Authorized Person requests such electronic transmission and provides BNYM with prior written approval;

(ii) the costs of creating microfilm, microfiche or electronic copies of such Fund’s records, and the costs of storage of paper and electronic copies of such Fund’s records; provided, that BNYM must obtain the prior written approval of an Authorized Person if such costs for the Fund exceed $7,500 in any calendar year;

(iii)    the charges for services provided by vendors set forth in Schedule D;
(iv)    any additional expenses incurred by BNYM at the written direction of an Authorized Person;
(v) any additional expenses reasonably incurred by BNYM in the performance of the Services, provided that, (a) if any individual expense is less than $1,000, BNYM shall provide prior written notice to such Fund to the extent practicable, and (b) if any individual expense is $1,000 or more, BNYM must obtain the prior written approval of an Authorized Person of the Fund; and
(vi)    in the event that BNYM is requested or authorized by such Fund or is required by law, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to the Services, and so long as BNYM is not the subject of the investigation or proceeding in question, such Fund will reimburse BNYM for its actual out-of-pocket expenses (including reasonable attorneys’ fees) incurred in responding to these requests.  In addition, when non-routine, extensive or extraordinary productions or investigations occur, BNYM will notify such Fund (as soon as reasonably practicable) and such Fund will reimburse BNYM for its personnel’s professional time (at BNYM’s standard billing rates or other mutually agreed upon rates).
D. BNYM shall be entitled to receive the following amounts:
(i) Any systems development and project fees for new or enhanced products or services requested by a Fund (including significant enhancements required by regulatory changes), and all systems-related expenses associated with the provision of special reports and services, in each case as agreed upon in advance by an Authorized Person; and
(ii) Ad hoc reporting fees billed at an agreed upon rate.

E. BNYM will bill each Fund on a monthly basis for the fees and expenses owed to BNYM by such Fund under this Agreement.  The monthly bill shall be set forth on a detailed invoice in a form mutually agreed upon by BNYM and the Funds.  BNYM shall send such invoice to each Fund no later than fifteen (15) days after the last day of each month; provided, however, that the failure by BNYM to do so shall not be considered a breach of this Agreement.  Each Fund shall pay such invoice within fifteen (15) days of receipt of such invoice by such Fund.  Any undisputed fees or expenses that are not paid by a Fund within the required time frame shall be subject to a late fee of 1.5% of the amount billed for each month that such fees or expenses remain unpaid, and the late fee shall be due and payable upon demand.  If any fees or any expenses are disputed by a Fund, BNYM and such Fund shall work together in good faith to resolve the dispute promptly.

F. BNYM will assume responsibility for the costs of its ordinary and necessary office facilities (including telephone, telephone transmission, and telecopy expenses), equipment and personnel to perform the Services, including the compensation of its employees who serve as Fund trustees, directors or officers.  In the event that BNYM is the subject of an examination, subpoena, investigation, proceeding or legal or regulatory process relating to the Services it provides to a Fund (“BNYM Services Inquiry”), and if BNYM requests that the Fund provide, or if the Fund is required by law, summons, subpoena, investigation, examination or other legal or regulatory process, to produce documents or personnel with respect to the Services, then BNYM will reimburse the Fund for its actual out-of-pocket expenses (including reasonable attorneys’ fees) incurred in responding to these requests.  Furthermore, if the BNYM Services Inquiry is non-routine, extensive or extraordinary, then BNYM will reimburse the Fund for its personnel’s professional time at mutually agreed upon rates.

3.	Length and Termination of Agreement

A. The term of this Agreement shall begin on the Effective Date and continue for an initial term of four (4) years (the “Initial Term”).  Unless otherwise terminated in accordance with its terms, BNYM shall either (i) request that this Agreement be extended for an additional four (4) year period, or (ii) indicate that this Agreement will be terminated upon the expiration of the Initial Term or a Renewal Term (as the case may be), in either case by sending a written notice of its intent to the Funds no later than three (3) months prior to the third anniversary of the Effective Date of the Initial Term or three (3) months prior to the third anniversary of the effective date of a Renewal Term (as the case may be).  If BNYM requests that this Agreement be extended for an additional four (4) year period and the Funds do not reject such request in writing to BNYM by the third anniversary of the Effective Date of the Initial Term or the third anniversary of the effective date of a Renewal Term (as the case may be), this Agreement shall be extended for an additional four (4) year period (a “Renewal Term”).  If either (a) BNYM indicates that this Agreement will be terminated upon the expiration of the Initial Term or a Renewal Term (as the case may be) by sending a written notice of its intent to the Funds no later than three (3) months prior to the third anniversary of the Effective Date of the Initial Term or three (3) months prior to the third anniversary of the effective date of a Renewal Term (as the case may be), or (b) the Funds respond to BNYM’s request to extend for an additional four (4) year period by rejecting such request in writing to BNYM no later than the third anniversary of the Effective Date of the Initial Term or the third anniversary of the effective date of a Renewal

 Term (as the case may be), then this Agreement shall continue in effect until the date on which the Funds complete their conversion to a successor service provider, provided that such date: (i) shall not be earlier than the end of the Initial Term or Renewal Term (as the case may be) and (ii) shall not be later than one (1) year after the end of the Initial Term or Renewal Term (as the case may be).

B. This Agreement may be terminated by the following party or parties, as the case may be, for one or more of the following reasons, provided the terminating party provides the applicable written notice to the other party or parties, as the case may be, of the reason for such termination:
(i) NonRenewal:  BNYM or the Funds may decline to extend the terms of this Agreement beyond the Initial Term under subparagraph A of this Section;
(ii) Mutual Agreement:  BNYM and the Funds may mutually agree in writing to terminate this Agreement at any time;
(iii) “For Cause”:  (a) BNYM may terminate this Agreement “For Cause,” as defined below, by providing the Funds with written notice of termination “For Cause” (a “Breach Termination Notice”) at least 60 days prior to the date of termination of this Agreement, or (b) a Fund may terminate this Agreement with respect to such Fund “For Cause,” as defined below, by providing BNYM with a Breach Termination Notice at least 60 days prior to the date of termination of this Agreement with respect to such Fund;
(iv) Failure to Pay:  BNYM may terminate this Agreement if BNYM has notified the Funds that they have failed to pay BNYM any undisputed amounts when due under this Agreement and the Funds have failed to cure such default within 30 days of receipt of such notice (or, if the Funds have disputed in good faith any fees over and above the minimum fees set forth in Schedule C or any expenses, upon final resolution of such dispute).
For purposes of subparagraph (iii) above, “For Cause” shall mean:
(a) a material breach of this Agreement by any other party or parties, as the case may be, that has not been remedied for 30 days following written notice by the terminating party that identifies in reasonable detail the alleged failure of the other party or parties, as the case may be, to perform, provided that if such default is capable of being cured, then the other party or parties, as the case may be, are entitled to such longer period as may reasonably be required to cure such default if the other party or parties, as the case may be, have commenced such cure and is diligently pursuing same, but such cure must be completed within 120 days in any event;
(b) when any other party or parties, as the case may be, commit any act or omission that constitutes gross negligence, willful misconduct, fraud or reckless disregard of its or their duties under this Agreement and that act or omission results in material adverse consequences to the terminating party;
(c) a final, unappealable judicial, regulatory or administrative ruling or order in which any other party or parties, as the case may be, have been found guilty of criminal or unethical behavior in the conduct of its business that directly relates to the subject matter of the Services; or
(d) when any other party or parties, as the case may be, shall make a general assignment for the benefit of its or their creditors or any proceeding shall be instituted by or against the other party or parties, as the case may be, to adjudicate it or them as bankrupt or insolvent, or to seek to liquidate, wind up, or reorganize the other party or parties, as the case may be, or protect or relieve its or their debts under any law, or to seek the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or them or for a substantial portion of its or their assets, which proceeding shall remain unstayed for sixty (60) days or the other party or parties, as the case may be, have taken steps to authorize any of the above actions or has become unable to pay its or their debts as they mature.
C. If this Agreement is terminated by any party (regardless of whether it is terminated pursuant to paragraph B. above or for any reason other than those specified in paragraph B. above), the Funds shall pay to BNYM on or before the effective date of such termination any undisputed and unpaid fees owed to, and shall reimburse BNYM for any undisputed and unpaid out-of-pocket costs and expenses owed to, BNYM under this Agreement prior to its termination.
D. If either (i) the Funds terminate this Agreement for any reason other than those specified in paragraph B. above (“Early Termination”), or (ii) BNYM terminates this Agreement “For Cause” or the Funds’ “failure to pay” under subparagraphs B(iii) or B(iv) of this Section, respectively, then the Funds shall make a one-time cash payment (a “Termination Fee”) equal to the lesser of (A) all fees and other amounts calculated as if BNYM were to provide all services hereunder until the expiration of, as applicable, the Initial Term or the then current Renewal Term, based upon the Average Three Month Fees (as defined below), or (B) a percentage (the “Stated Percentage”) of all fees and other amounts calculated as if BNYM were to provide all services hereunder for a period of one year based upon Average Three Month Fees (as defined below). For purposes of this Agreement, “Average Three Month Fees” means the average of (i) the aggregate fees (excluding out-of-pocket expenses) due to BNYM under this Agreement during the last three full calendar months immediately prior to the date of the notice of Early Termination or Breach Termination Notice, as applicable, and (ii) the aggregate fees (excluding out-of-pocket expenses) due to BNYM under this Agreement during the last full three full calendar months immediately prior to the termination date of this Agreement.  The Stated Percentage shall be: (i) 100% during the first two years of the Initial Term or Renewal Term (as the case may be); (ii) 50% during the third year of the Initial Term or Renewal Term (as the case may be); and (iii) 25% during the fourth year of the Initial Term or Renewal Term (as the case may be).  In addition, the Funds shall reimburse BNYM promptly for any actual, provable, extraordinary, non-customary and direct costs and expenses (other than any Costs and Expenses) incurred by BNYM in connection with effecting such termination and converting the Funds to a successor service provider, including without limitation the delivery to such successor service provider, the Funds and/or other Funds’ service providers any of the Funds’ property, records, data, instruments and documents.

The parties acknowledge and agree that, upon the occurrence of any of such events giving rise to a Termination Fee:  (i) a determination of actual damages incurred by BNYM would be extremely difficult, (ii) the Termination Fee is intended to adequately compensate BNYM for damages incurred and is not intended to constitute any form of penalty, and (iii) the Termination Fee is intended to include the Costs and Expenses incurred by BNYM in connection with effecting such termination and converting the Fund to a successor service provider, including, without limitation, the delivery to such successor service provider, the Fund and/or other Fund service providers any of the Fund’s property, records, data, instruments and documents.  The parties further acknowledge and agree that, upon the occurrence of a significant change in the number of Funds or Portfolios during the Initial Term, they will discuss in good faith a possible adjustment to the Termination Fee; provided, however, that no party shall be obligated to agree to any such adjustment.
E. If either (i) BNYM terminates this Agreement with respect to a Fund at any time for any reason other than those specified in paragraph B. above, or (ii) a Fund terminates this Agreement with respect to such Fund at any time “For Cause” under subparagraph B(iii) of this Section, then BNYM shall reimburse such Fund for any Costs and Expenses incurred by such Fund in connection with converting such Fund to a successor service provider, including without limitation the delivery to such successor service provider, such Fund and/or other Fund’s service providers any of such Fund’s property, records, data, instruments and documents.
F. If this Agreement is terminated (i) by BNYM and/or the Funds, as the case may be, at any time for “nonrenewal” or “upon mutual agreement” under subparagraphs B(i) and B(ii), respectively, the Funds shall reimburse BNYM promptly for any Costs and Expenses incurred by BNYM in connection with effecting such termination and converting the Funds to a successor service provider, including without limitation the delivery to such successor service provider, the Funds and/or other Funds’ service providers any of the Funds’ property, records, data, instruments and documents.
G. For purposes of this Section 3, “Costs and Expenses” incurred by a party shall mean any actual, provable, reasonable, customary and direct costs and expenses incurred by such party.  For purposes of this Section 3, Costs and Expenses shall not include any wind-down costs, including, without limitation, non-cancelable lease payments; severance payments due and payable to personnel of BNYM or its Subcontractors that were not engaged by BNYM at the instruction of a Fund or the Funds; unused equipment expense; and non-cancelable payments or termination charges regarding hosting and other subcontracting services that were not incurred at the instruction of a Fund or the Funds and that cannot be transferred or redeployed by BNYM.  For purposes of this Agreement, “Subcontractor” shall include any third party, whether affiliated or unaffiliated with BNYM, engaged by BNYM in connection with the performance of the Services.
Such party must provide the other party with written evidence of such costs and expenses before the other party is obligated to pay them.  Such party also has a duty to mitigate, and must exercise its duty to mitigate, such costs and expenses.  Except as expressly set forth in Sections 3 and 9 and Schedule C, no party hereto shall be responsible for any costs and expenses or damages of any kind whatsoever resulting from, related to or otherwise in connection with the termination of this Agreement.

H. In the event that this Agreement is terminated by a party or the parties, as the case may be, the parties hereto agree to cooperate and act in good faith to ensure an orderly conversion of the applicable Fund or Funds to a successor service provider with respect to the Services provided under this Agreement.  Without limiting the generality of the foregoing sentence, BNYM agrees that, in the event this Agreement is terminated by a party or the parties, it will deliver a Fund’s or the Funds’ property, records, data, instruments and documents to such Fund or the Funds, its or their successor service providers and/or its or their other service providers, as the case may be, in a non-proprietary, commercially-available format.
I.The termination of this Agreement with respect to any given Fund or Portfolio shall in no way affect the continued validity of this Agreement with respect to any other Fund or Portfolio.  Furthermore, if, following termination of this Agreement with respect to any given Fund or Portfolio, BNYM continues to perform any one or more of the Services with the express consent of such Fund or Portfolio, then the provisions of this Agreement, including without limitation the provisions dealing with indemnification and compensation, shall continue in full force and effect.

4.	Amendments, Assignment and Delegation
A modification of this Agreement (which term includes all Schedules) will be effective only if in writing and signed by the affected parties.  No party shall assign the rights or delegate the duties, or outsource a significant portion of the Services, pursuant to this Agreement without the prior written consent of the other party or parties, except as follows:

(i) BNYM may employ such person or persons it may deem desirable to assist it in performing the Services without notice to a Fund;
(ii) BNYM shall provide written notice to each affected Fund before BNYM engages an unaffiliated third party to provide significant services or functions to assist BNYM in performing the Services under this Agreement;
(iii) BNYM may delegate one or more of the functions or assign this Agreement to any direct or indirect majority-owned subsidiary of The Bank of New York Mellon Corporation or its successor with timely notice to the affected Fund; and
(iv) A Fund merger or reorganization that does not result in a change in such Fund’s investment adviser and where the fund surviving from such merger or reorganization assumes the duties and obligations of such Fund under this Agreement shall not require BNYM’s consent.

With respect to (i), (ii) and (iii) above, BNYM shall (a) be responsible for the acts or omissions of such persons, third parties and subsidiaries to the same extent as BNYM’s own acts or omissions under this Agreement, (b) be responsible for the compensation of such persons, third parties and subsidiaries, and (c) not be relieved of any of its responsibilities under this Agreement by virtue of the use of such persons, third parties and subsidiaries.  However, if a Fund instructs BNYM to engage a Subcontractor for the performance of any of the Services,

 BNYM will not be responsible for any acts or omissions by, or compensation payable to, such Subcontractor.
This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

5.	Documentation

A. Each Fund represents that it has provided or made available to BNYM (or has given BNYM an opportunity to examine) copies of the following documents, current as of the Effective Date of this Agreement:

(i) The Articles of Incorporation, Agreement and Declaration of Trust, Partnership Agreement, or other similar charter document, as relevant, evidencing the Fund’s form of organization and any current amendments thereto;
(ii) The By-Laws or procedural guidelines of each Fund;
(iii) Any resolution or other action of the Fund or the Fund board establishing or affecting the rights, privileges or other status of any class of shares of a Portfolio, or altering or abolishing any such class;
(iv) A copy of a resolution of the Fund board appointing BNYM to provide the Services for each Portfolio and authorizing the execution of this Agreement and its Schedules;
(v) A copy of the Fund’s currently effective prospectus(es) and statement(s) of additional information (“Registration Statement”) under the Securities Act of 1933 (the “1933 Act”) and 1940 Act;
(vi) Copies of all pertinent Fund policies and procedures that affect the Services, including, but not limited to, those relating to valuation, pricing, Section 2(a)(41) of the 1940 Act and Rules 2a-4 and 2a-7 thereunder, net asset value errors, and “as-of” processing (e.g., relating to error corrections, post-trade revisions or similar processing policies that may exist);
(vii) Such other documents, certificates or opinions which BNYM reasonably believes to be necessary or appropriate in the proper performance of the Services, subject to the agreement of the Fund, which shall not be unreasonably withheld; and
(viii) Any amendment, revocation or other document altering, adding, qualifying or repealing any document or authority called for under this Section.
B. Each Fund will provide BNYM with notice and/or a copy of any material amendment to the items set forth in this Section.  BNYM will not be responsible for changing or conforming the Services to any such amendment until BNYM has received notice or a copy of such change, and the parties have negotiated in good faith to reach mutually agreeable terms applicable to such additional service(s) and have amended any affected Schedules.

6.  Representations and Warranties of each Fund
Each Fund represents and warrants the following:

A. The Fund is duly organized and validly existing, in good standing under the laws of the jurisdiction of its organization, and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

B. The Fund has requisite authority and power under its organizational documents and applicable law to execute, deliver, consummate and perform this Agreement; this Agreement is legally valid, binding and enforceable against the Fund; and the Fund has all necessary registrations and/or licenses necessary to conduct the activities as described in the Registration Statement.

C. There is no pending or threatened legal proceeding or regulatory action that would materially impair the Fund’s ability to perform its obligations under this Agreement.  The Fund’s performance of its obligations under this Agreement will not conflict with or result in a breach of any terms or provisions of any agreement to which the Fund is a party or bound, and does not violate any applicable law.

D. The Fund will use commercially reasonable efforts to ensure that BNYM has sufficient access to the Fund’s service providers, brokers, Independent Accountant and other authorized agents (each a “Fund Agent”), and related parties of any of them, in order to obtain the information BNYM will need to perform the Services; provided that, BNYM shall bear no liability with respect to such Fund Agent information to which BNYM had no access.

E. To the best of the Fund’s knowledge, all the information relating to the Fund given to BNYM in connection with the transactions contemplated by this Agreement is full, complete and accurate, and BNYM may reasonably rely on such information until it receives written notice from or on behalf of the Fund of any changes to such information.

F. The Fund has provided BNYM with a current list of all approved independent pricing, fair value information, and other data information vendors that are to be used by BNYM in rendering the Services, as set forth in Schedule D to this Agreement, and the Fund will promptly reflect any changes to such list in a revised Schedule D.

G. The Fund has appropriate procedures and agreements in place to protect the confidentiality of any non-public portfolio holdings information of the Fund that the Fund or its agents direct BNYM to disclose or transmit to third parties before the Fund publicly discloses such information.

H. The Fund has the requisite amount and scope of fidelity bond coverage required by Rule 17g‑1 under the 1940 Act, and has directors’ and officers’ errors and omissions insurance coverage.

7.	Representations and Warranties of BNYM

BNYM represents and warrants to each Fund the following:

A. BNYM is duly organized as a national banking association; is in good standing; and is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

B. BNYM has requisite authority and power under its organizational documents and applicable law to execute, deliver, consummate and perform this Agreement; this Agreement is legally valid, binding and enforceable against BNYM; and BNYM has all necessary registrations and/or licenses necessary to perform the Services described in Schedule B.

C. There is no pending or threatened legal proceeding or regulatory action that would materially impair BNYM’s ability to provide the Services.  BNYM’s performance of the Services will not conflict with or result in a breach of any of the terms or provisions of any agreement to which BNYM is a party or bound, and does not violate any applicable law to which BNYM is subject.

D. BNYM has completed, obtained and performed all registrations, filings, approvals, and authorizations, consents or examinations required by any government or governmental authority to which BNYM is subject, to perform the Services contemplated by this Agreement and will maintain the same in effect for so long as this Agreement remains in effect.

E. To the best of BNYM’s knowledge, all the information relating to BNYM that BNYM or its authorized agents have given to a Fund in connection with the transactions contemplated by this Agreement is full, complete and accurate and the Fund may reasonably rely on such information until it receives written notice from BNYM of any changes.

F. BNYM will maintain a fidelity bond and an insurance policy with respect to errors and omissions coverage in form and amount that are commercially reasonable in light of BNYM’s duties and responsibilities under this Agreement.

G. BNYM has implemented and maintains reasonable procedures and systems (including reasonable disaster recovery and business continuity plans and procedures consistent with legal, regulatory and business needs applicable to BNYM’s delivery of the Services) to safeguard each Fund’s records and data and BNYM’s records, data, equipment facilities and other property that it uses in the performance of its obligations hereunder from loss or damage attributable to fire, theft, or any other cause, and BNYM will make such changes to the procedures and systems from time to time as are reasonably required for the secure performance of its obligations hereunder.
EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO THE SERVICES UNDER THIS AGREEMENT OR THE PERFORMANCE THEREOF, INCLUDING WITHOUT LIMITATION, THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR

PURPOSE OF THE SERVICES  (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE).

8.	Standard of Care
BNYM shall act in good faith and exercise reasonable care in performing the Services under this Agreement.  BNYM’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BNYM hereunder.  In that regard, BNYM shall have no responsibility for the actions or activities of any other party, including service providers, except as provided in Section 4.

9.	Indemnification and Limitation of Liability
A. Except as set forth in subparagraph F. below, BNYM will not be liable to a Fund for any loss incurred by the Fund as a result of any error of judgment, mistake of law, act or omission in the course of, or in connection with the Services rendered by, BNYM under the Agreement in the absence of fraud, negligence or willful misconduct of BNYM or the reckless disregard of its duties under the Agreement.

B. Except as set forth in subparagraph F. below, BNYM agrees to indemnify, defend, and hold harmless each Fund, its trustees, directors, officers, employees, agents and nominees and their respective successors and permitted assigns from and against claims, demands, actions, suits, judgments, liabilities, losses, fines, damages, costs, charges, and counsel fees (collectively, “Losses”) resulting directly and proximately from BNYM’s fraud, negligence or willful misconduct in the performance of the Services, or reckless disregard of its duties under this Agreement.
C. Each Fund agrees to indemnify, defend and hold harmless BNYM, its trustees, directors, officers, employees, agents, and nominees and their respective successors and permitted assigns from and against any Losses resulting directly and proximately from BNYM’s actions taken or omissions with respect to or in connection with the performance of the Services or based, if applicable, upon BNYM’s reasonable reliance on information, records, instructions or requests reasonably believed to be accurate and genuine pertaining to the Services that are given or made to BNYM by the Fund, its investment adviser, or its designated service providers with which BNYM must interface in providing the Services; provided that this indemnification shall not apply to actions or omissions of BNYM involving fraud, negligence, willful misconduct, or reckless disregard in the performance of its duties under this Agreement.
D. In order for these indemnification provisions to apply, each party seeking indemnification or to be held harmless shall fully and promptly advise each indemnifying party in writing of all pertinent facts concerning the situation in question.  Each party seeking indemnification will use reasonable care to identify and notify each indemnifying party in writing promptly concerning any situation which presents or appears likely to present the probability of an indemnification claim.  However, failure to do so in good faith shall not affect the rights under this provision unless the indemnifying party or parties, as the case may be, is materially prejudiced by such failure.  As to any matter eligible for indemnification, each indemnified party shall act reasonably and in accordance with good faith business judgment, and shall not effect any settlement or confess judgment without the consent of each indemnifying party, which consent shall not be withheld or delayed unreasonably.
E. Each indemnifying party shall be entitled to participate in the defense at its own expense, or assume the defense, of any suit brought to enforce any claims subject to this indemnity provision.  If the indemnifying party or parties elect to assume the defense, it shall be conducted by counsel of their choosing that is reasonably satisfactory to each indemnified party; each indemnified party shall bear the fees and expenses of any additional counsel it retains.  If the indemnifying party or parties do not elect to assume the defense of such suit, they will reimburse each indemnified party for the reasonable fees and expenses of any counsel each indemnified party retains, which is reasonably satisfactory to such indemnifying party or parties.  The indemnifying party or parties shall not effect any settlement without the consent of each indemnified party (which shall not be withheld or delayed unreasonably) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party or parties and relieves them of all fault.
F. BNYM agrees to reimburse each Fund or its shareholders (including former shareholders) for any losses and reasonable reprocessing costs incurred by such Fund or its shareholders (including former shareholders) resulting directly and proximately from BNYM’s negligence in calculating the net asset value per share ("NAV") for such Fund.  BNYM's responsibility for reimbursing such Funds or its shareholders (including former shareholders) will be in accordance with and subject to the Funds' policies and procedures for addressing NAV errors set forth in the appropriate Service Level Document, including without limitation a materiality threshold of one (unrounded) whole cent per share per NAV error (or such other materiality threshold as agreed upon by the parties in the appropriate Service Level Document).
Notwithstanding the foregoing, the parties acknowledge and agree that (i) BNYM will obtain and rely (without independent verification) upon prices and quotes from authorized pricing, data and fair valuation information vendors as identified in Schedule D or otherwise authorized under this Agreement, and (ii) BNYM will be without liability or responsibility for any errors or loss occasioned by such reliance on such vendors or any errors caused by or attributable to such vendors, subject to BNYM’s material compliance with the tolerance checks set forth in the appropriate Service Level Document.
G. Each party shall have a duty to mitigate damages for which the other party or parties may become responsible.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL A FUND, BNYM, THEIR AFFILIATES OR ANY OF ITS OR THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES), LOSS OF BUSINESS, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.	Books and Recrods, Disclosure, Retention, and Rights of Ownership
A. BNYM shall maintain on behalf of each Fund all books and records which are customary or which are legally required to be kept in connection with BNYM’s performance of Services, including without limitation those required by Rules 31a-1 and 31a-2 under the 1940 Act (“Records”).  BNYM will prepare and maintain the Records at each Fund’s expense, and the Records shall be the Fund’s property.  BNYM will make the Records available for inspection by the SEC, including giving the SEC access to the Records, and otherwise surrender the Records promptly in accordance with Rule 31a-3 under the 1940 Act.  BNYM will allow a Fund and its authorized persons and representatives to review the Records during BNYM’s normal business hours or, upon reasonable notice, at such other reasonable times as the Fund may request.
B. BNYM shall keep the Records confidential, except when:  (i) disclosure is required by law, (ii) BNYM is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BNYM is requested to divulge such information by duly-constituted authorities or court process, or (iv) as requested or authorized by the affected Fund (including pursuant to its policies and procedures regarding selective disclosure of non-public portfolio information).  BNYM shall use commercially reasonable efforts to provide reasonable advance notice to each affected Fund and its administrator of requests for disclosure pursuant to items (i) – (iii) of the previous sentence, and to the extent reasonably practicable to secure instructions as to such inspection, but shall not be deemed to violate the confidentiality provisions of this Section or Section 11 if BNYM discloses such Records upon reasonable belief that it is obliged to do so by applicable law or regulatory authority.

C. Upon and subject to payment of any undisputed and unpaid amounts owed to BNYM under this Agreement, BNYM may at its option at any time after termination of this Agreement, and shall promptly upon a Fund’s demand or upon termination of this Agreement, turn over to the Fund or its designated agent, and cease to retain in BNYM’s files, any Records created and maintained by BNYM pursuant to this Agreement which are no longer needed by BNYM in the performance of the Services or for its legal protection.  If not so turned over to the Fund, such Records will be retained by BNYM, at the expense of the Fund (which shall be equal to the actual costs incurred by BNYM), for at least six (6) calendar years from the year of creation or for such other period of time as is required under applicable law. At the end of such period, such Records will be turned over to the Fund unless the Fund authorizes in writing the destruction of such Records.
D. Notwithstanding the foregoing, all computer programs, systems and procedures employed or developed by or on behalf of BNYM, or on behalf of BNYM by system providers or vendors used by BNYM, to perform the Services that are not Records are the sole and exclusive property of BNYM.
11.	Confidential Information; Trade Names, Trademarks and Service Marks
A. “Confidential Information” of a party shall be maintained confidential by any other party, and shall include:  (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Fund or BNYM, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNYM a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; (d) non-public portfolio holdings information of the Fund; and (e) anything designated as confidential.  BNYM shall maintain adequate safeguards to prevent the use of each Fund’s non-public portfolio holdings information by BNYM, its employees and affiliates for any purpose other than performing the Services under this Agreement.  BNYM also shall maintain adequate safeguards to limit the dissemination of each Fund’s non-public portfolio holdings information to third parties in accordance with non-disclosure agreements with the particular Fund, Instructions pursuant to Section 14, or directions of the Fund under Section 15.C.  However, Confidential Information shall not be subject to such confidentiality obligations if it: (a) is already known to a receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of a receiving party; (c) is rightfully received from a third party who, to the best of a receiving party's knowledge, is not under a duty of confidentiality; (d) is released by a protected party to a third party without restriction; (e) is required to be disclosed pursuant to the Fund’s Registration Statement or by a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the disclosing party will promptly provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against a receiving party; or (g) has been or is independently developed or obtained by a receiving party.
B. BNYM also acknowledges Confidential Information includes nonpublic personal information about a Fund’s customers (“Customer Information”) that the Fund is required by Regulation S-P to keep confidential.  Accordingly, BNYM agrees that, to the extent it receives such Customer Information, it shall not:

(i) use or disclose Customer Information other than to carry out the purposes for which a Fund or one of its affiliates disclosed such Customer Information to BNYM; or

(ii) disclose any Customer Information other than:

(a)    to Fund affiliates;

(b) to BNYM affiliates, provided that such affiliates need the Customer Information to be able to provide the Services hereunder and shall be restricted in use and disclosure of the Customer Information to the same extent as BNYM;

(c) to subcontractors of BNYM or the Fund, provided that such subcontractors need the Customer Information to be able to provide the Services hereunder and shall have entered into a confidentiality agreement no less restrictive than the terms hereof; and

(d) to comply with federal, state or local laws, rules and other applicable legal requirements; to comply with a properly authorized civil, criminal, or regulatory investigation, or subpoena or summons by federal, state, or local authorities; or to respond to judicial process or government regulatory authorities having jurisdiction for examination, compliance, or other purposes as authorized by law (provided BNYM will promptly provide the Fund written notice of such requirement, to the extent such notice is permitted).

For purposes of this paragraph, the term “affiliate” shall have the meaning set forth in Regulation S‑P.  To the extent any provisions of this paragraph conflict with other terms of this Agreement, this paragraph shall control.

C. Neither party shall use the trade name, trademark or service mark of the other party without the prior written consent of the other party; provided, however, that (a) either party may use the trade name, trademark or service mark of the other party in connection with providing the Services under the Agreement, or (b) the Fund may use the trade name, trademark or service mark of BNYM in connection with their Registration Statements.

12.	Reports
A. BNYM shall furnish reports to a Fund, its Fund Agents and to others that the Fund designates in writing at such times as are prescribed pursuant to this Agreement to be provided or completed by BNYM, or as subsequently agreed upon by the parties pursuant to this Agreement or any amendment thereto. Each Fund agrees to examine each report promptly and will communicate or cause to be communicated any errors or discrepancies therein.  If there are errors or discrepancies in a report (except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after conducting a diligent examination) that are not so reported promptly, then a report will for all purposes be accepted by and binding on the Fund and any other recipient, absent fraud, negligence, willful misconduct, or reckless disregard of BNYM’s duties under this Agreement, and BNYM shall have no further responsibility with respect to such report other than to correct and revise it.
B. For the six month period ending on March 31 of each year and the twelve month period ending on September 30 of each year, BNYM shall cause its auditors to perform an SSAE 16 audit of BNYM’s internal controls and procedures relating to the Services provided to the Funds. BNYM shall provide each Fund (together with its chief compliance officer or its designated representative) with a copy of the report resulting from such SSAE 16 audit no later than 45 days after the end of the applicable audit period.  All SSAE 16 audit reports shall be treated as Confidential Information.
13.	Notices
Any communication, notice or demand pursuant to this Agreement shall be properly addressed, in writing and delivered by personal service (including express or courier service), registered or certified mail, or by facsimile with proof of proper transmission and a means for confirmation of delivery to recipient, as follows:

If to BNYM:

The Bank of New York Mellon
135 Santilli Highway, AIM 026-0026
Everett, MA  02149-1950

Attention:  Christopher P. Healy, Managing Director

Telephone:  (617) 382-2671
Facsimile:  (617) 382-2706

With a copy to:

The Bank of New York Mellon
BNY Mellon Center
500 Grant Street, 19th Floor
Pittsburgh, Pennsylvania 15258

Attention:  Maxine S. Kisilinsky, Esq., Managing Director
and Senior Managing Counsel

Telephone:  (412) 234-5470
Facsimile:  (412) 234-0555

The Bank of New York Mellon Corporation
BNY Mellon Center
500 Grant Street, 19th Floor
Pittsburgh, Pennsylvania 15258

Attention:  Susan M. Hollingsworth, Esq., Managing Director
and Associate General Counsel

Telephone:  (412) 234-6342
Facsimile:  (412) 234-0555

If to a Fund:

the address set forth on Schedule A for such Fund;

With a copy to:

Delaware Service Company, Inc.
2005 Market Street
Philadelphia, PA 19103-7094

Attention:  General Counsel

Telephone:  (215) 255-1360
Facsimile:  (215) 255-1131

14.	Authorized Persons and Instrutions
A. Each Fund shall deliver to BNYM a list of the names, titles and signatures of all persons who are authorized to act on behalf of the Fund to issue instructions to BNYM (“Authorized Persons” and “Instructions”), including any limits on the scope of authority of any Authorized Persons.  Fund trustees, directors and officers shall be presumptively considered Authorized Persons unless the Fund notifies BNYM to the contrary.  Each Fund shall promptly notify BNYM of any changes to or limitations on the rights, powers and duties of any Authorized Person, but in the absence of receiving such notice, BNYM shall be entitled to deal with any Authorized Person and to act and rely upon any Instructions reasonably believed to be from such Authorized Person.

B. An Instruction means a writing signed or initialed by one or more Authorized Person.  Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed Instructions if BNYM reasonably believes them to have been given by an Authorized Person, and the oral instructions are promptly confirmed in writing.

15.	Advice, Reliance and Instructions
A. BNYM may apply to a Fund at any time for Instructions and may consult with BNYM’s or the Fund’s counsel, Independent Accountant and other experts with respect to any matter arising in connection with the Services performed by BNYM, and BNYM shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such Instructions or on the advice of such counsel, Independent Accountant or other experts.  To the extent possible, BNYM shall notify the Fund at any time BNYM believes it needs advice of the Fund’s counsel, Independent Accountant or experts with regard to BNYM’s responsibilities and duties pursuant to this Agreement.  If BNYM wishes to seek and rely on legal advice from counsel that is neither the Fund’s counsel nor counsel in the regular employ of BNYM or its affiliated companies, and BNYM seeks to be reimbursed for such counsel fees, then BNYM must notify and seek prior approval of such affected Fund, which shall not be unreasonably withheld.  BNYM shall in no event be liable to a Fund or any Fund shareholder or beneficial owner for any action reasonably taken or omitted pursuant to such advice.
B. BNYM may rely conclusively upon the terms of a Registration Statement, the minutes of Fund board meetings and any other Fund document BNYM reasonably believes to be genuine unless and until BNYM receives Instructions to the contrary.
C. Subject to the instructions of an Authorized Person, BNYM may provide information pertaining to the Fund’s portfolio holdings to entities designated by such Authorized Person.

D. Each Fund understands and acknowledges that the Services are intended to assist the Fund and its board in their obligations to price and monitor pricing of the Fund’s portfolio securities, but BNYM does not assume responsibility for the accuracy or appropriateness of pricing information received from the Fund or other non-BNYM entities or pricing methodologies, including any fair value pricing information or adjustment factors.  Each Fund further understands and acknowledges that it retains overall responsibility to:  (i) adopt policies and procedures to monitor for circumstances that may necessitate the use of fair value prices; (ii) establish criteria for determining when market quotations are no longer reliable for a particular portfolio security; (iii) determine a methodology or methodologies by which the Fund determines the current fair value of portfolio securities; (iv) regularly review the appropriateness and accuracy of the method used in valuing securities and make any necessary adjustments; and (v) promptly communicate the foregoing in writing to BNYM pursuant to Section 14.
E. Each Fund authorizes BNYM to communicate, as required, with the Fund’s service providers, brokers, futures commission merchants, Independent Accountant and/or other authorized agents and related parties of any of them to obtain the information BNYM needs to perform the Services.  In that regard, BNYM agrees to cooperate with each Fund’s Independent Accountant, to reasonably support the Independent Accountant’s engagement with the Fund, and to provide the Independent Accountant reasonable access to the Records.  BNYM also agrees to provide periodic sub-certifications to each Fund’s chief compliance officer and certifying principal executive and financial officers relating to the Services BNYM performs, based on a form of sub-certification that BNYM and the Fund reasonably agree to, and subject to such limitations as may be reasonable or necessary to not make a material misstatement, omission or untrue statement of fact.
16.	Compliance with Law.
A. In performing the Services, BNYM shall comply with all applicable laws, and its standard of performance shall be in accord with such standards as may be imposed by law and the requirements of all regulatory authorities.  However, unless specifically identified in the Services, nothing expressly or implicitly contained in this Agreement is intended or shall be interpreted to confer upon BNYM a duty to ensure that each Fund is acting in compliance with any applicable laws.  Except for the obligations of BNYM set forth in Schedule B, each Fund assumes full responsibility for the preparation, contents and distribution of the Fund’s Registration Statement and compliance with applicable laws, including the requirements of the 1933 Act and the 1940 Act, and governmental authorities having jurisdiction.
B. BNYM shall use its commercially reasonable efforts to make its employees who are responsible for providing the Services (“Relevant Employees”) available to federal, state and local governmental and regulatory and supervisory authorities having jurisdiction over the performance of the Services (“Governmental Authorities”) as may be required by such Governmental Authorities pursuant to applicable law, subpoena or order, and as may be requested by any Governmental Authorities on behalf of or with respect to a Fund or any of its affiliates or as may be requested by the Fund to be made available to such Governmental Authorities.  To the extent legally permitted, BNYM shall promptly notify the affected Fund of any request by any Governmental Authorities for any Relevant Employees (except when the request for access to Relevant Employees was made by the Fund).  The affected Fund shall cooperate, and shall use its commercially reasonable efforts to cause each of its affiliates and service providers to cooperate, with BNYM in complying with any notice, order, subpoena or request of any Governmental Authority.  Except as provided in Sections 8 and 9, BNYM shall have no liability to a Fund or any third party for any claims, obligations, penalties or fines which may arise out of or in relation to BNYM's compliance with this provision.  In accordance with Section 2.C.(vi), the affected Fund shall reimburse BNYM in connection with providing such access.  Nothing contained in this paragraph shall require BNYM to disclose any proprietary or confidential information of BNYM or its other customers and clients.

17.	Governing Law and Jurisdiction

This Agreement and performance hereunder and all suits and proceedings hereunder shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law principles.  Each of the parties to this Agreement expressly and irrevocably submits to the exclusive jurisdiction of the courts of Pennsylvania and waives any claims of inconvenient forum or venue.  To the extent that the laws of the Commonwealth of Pennsylvania conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act shall control.

18.	Services Not Exclusive
A. BNYM’s Services are not exclusive to a Fund and BNYM shall be free to render similar services to others.
B. BNYM shall perform the Services solely as an independent contractor and no joint venture, partnership, employment, agency or any other relationship is intended, accomplished or embodied in this Agreement.  BNYM shall have the sole and exclusive right to supervise, manage, control and direct its performance of the Services, except that BNYM may be subject to performance standards and measurements for performing the Services.
C. In performing the Services, BNYM is acting solely on behalf of a Fund and no contractual or service relationship shall be deemed to be established between BNYM and any other person, including without limitation the custodian and Fund shareholders.
19.	Force Majeure and Uncontrollable Events
BNYM shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement.  Upon a Fund’s reasonable request, BNYM shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.  Notwithstanding the foregoing or any other provision of this Agreement, BNYM assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, business interruption, delay or any other loss whatsoever caused by “Force Majeure Events.”  “Force Majeure Events” are events beyond the reasonable control of BNYM, its agents and its Subcontractors (other than Subcontractors engaged by BNYM at the instruction of the Fund).  In the event of Force Majeure Events, or any disaster that causes a business interruption, BNYM shall act in good faith and follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize service interruptions.
20.	Severability
If any provision of this Agreement shall be held or made invalid, the remainder of this Agreement and the parties’ rights and obligations under it shall not be affected by such action, and the invalid provisions of the Agreement shall be deemed to be severable only in the jurisdiction that so determines.
21.	Survivability
The following provisions shall survive beyond the expiration and termination of this Agreement:
•	all compensation provisions, including Section 2 Compensation and Expenses, Section 3 regarding termination fees, costs and expenses, and Schedule C;
•	Section 4. Amendments, Assignment and Delegation;

•	Section 6. Representations and Warranties of each Fund;

•	Section 7. Representations and Warranties of BNYM;

•	Section 9. Indemnification and Limitation of Liability;
•	Section 10. Books and Records, Disclosure, Retention, and Rights of Ownership;
•	Section 11. Confidential Information;
•	Section 14. Authorized Persons and Instructions;

•	Section 19. Force Majeure and Uncontrollable Events; and
•	Section 20. Severability.
22.	Contract Terms To Be Exclusive
This Agreement constitutes the complete agreement of the parties about the covered subject matter, and supersedes all prior negotiations, understandings and agreements bearing upon the covered subject matter.  As noted in Section 1.B., BNYM and each Fund may enter into Service Level Documents or other interpretive documents in connection with this Agreement.  Any such Service Level Documents or interpretive agreements may be in writing and signed by all parties, but shall not be deemed to be an amendment to this Agreement, and because the intent of such agreements is to generally facilitate operations in a flexible manner, the breach of any such agreement shall not necessarily constitute a breach of this Agreement, and the parties shall be free to change the terms of such agreements as provided therein.

23.	Waiver

A party’s waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.  A party’s failure to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or deprive such party of the right to insist upon strict adherence to such provision.

24.	Counterparts and Reproduction of Documents
This Agreement may be executed in any number of counterparts, each of which is deemed an original and all of which together evidence the entire Agreement.  This Agreement and any amendments may be reproduced by any commercially acceptable process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceedings, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement facsimile or further reproduction of such reproduction shall be likewise admissible in evidence.

25.	Miscellaneous

Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.
THE BANK OF NEW YORK MELLON

By:	/s/ Christopher P. Healy
Name:	Christopher P. Healy
Title:	Managing Director

DELAWARE GROUP ADVISER FUNDS, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP CASH RESERVE, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP EQUITY FUNDS I, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP EQUITY FUNDS II, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP EQUITY FUNDS IV, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP EQUITY FUNDS V, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP FOUNDATION FUNDS, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP INCOME FUNDS, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP STATE TAX-FREE INCOME TRUST, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP TAX-FREE FUND, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS, on behalf of its Portfolios identified on Schedule A

VOYAGEUR INSURED FUNDS, on behalf of its Portfolios identified on Schedule A

VOYAGEUR INTERMEDIATE TAX FREE FUNDS, on behalf of its Portfolios identified on Schedule A

VOYAGEUR MUTUAL FUNDS, on behalf of its Portfolios identified on Schedule A

VOYAGEUR MUTUAL FUNDS II, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP GOVERNMENT FUND, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS, on behalf of its Portfolios identified on Schedule A

DELAWARE POOLED TRUST, on behalf of its Portfolios identified on Schedule A

VOYAGEUR MUTUAL FUNDS III, on behalf of its Portfolios identified on Schedule A

VOYAGEUR TAX FREE FUNDS, on behalf of its Portfolios identified on Schedule A

DELAWARE VIP TRUST, on behalf of its Portfolios identified on Schedule A

DELAWARE INVESTMENTS COLORADO MUNICIPAL INCOME FUND, INC.

DELAWARE INVESTMENTS NATIONAL MUNICIPAL INCOME FUND

DELAWARE INVESTMENTS MINNESOTA MUNICIPAL INCOME FUND II, INC.

DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC.

DELAWARE ENHANCED GLOBAL DIVIDEND AND INCOME FUND

By:	/s/ Richard Salus
Name:	Richard Salus
Title:	Chief Financial Officer

SCHEDULE B TO THE AMENDED AND RESTATED FUND ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES AGREEMENT BETWEEN
THE BANK OF NEW YORK MELLON AND THE FUNDS,
Dated January 1, 2014

FUND ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES

BNYM shall perform for each Fund and each of its Portfolios the following fund accounting, financial administration and related services.  Unless otherwise noted, capitalized terms used herein shall have the same meanings assigned to them in the Agreement.

A.  Valuations
In accordance with the 1940 Act, a Fund’s pricing policies and procedures delivered to BNYM, and a Fund’s prospectus and statement of additional information, and subject to the existence of authorized licensing arrangements and Instructions, BNYM will perform the following pricing and valuation services:
1.	Perform the necessary functions to calculate daily the net asset value per share (“NAV”) for each share class of each Portfolio of the Fund.
2.
Calculate the value of the assets of each Portfolio by obtaining securities prices and readily available market quotations from independent pricing sources, subject to any adjustments by the fair valuation information vendors, in each case using a source/vendor approved by the Fund and listed in Schedule D to the Agreement.  If market quotations for portfolio securities are not readily available, notify the Fund and obtain prices from authorized broker sources and/or use fair values as determined in good faith by the Fund’s board of directors/trustees, which includes, but is not limited to, using values determined by the Fund’s pricing policies and procedures and values approved by the Fund’s Valuation/Pricing Committee.

3.	Assist in resolving pricing discrepancies and implement mutually agreed upon price variance thresholds and notification processes.
4.	In accordance with the Fund’s NAV error correction policies provided to BNYM, notify the Fund promptly upon discovery of NAV errors of a Portfolio and initiate correction processes.

B.  Calculation and Payment of Expenses
1.
Based upon information provided by one of the Fund’s Authorized Persons to BNYM, calculate asset-based fees and submit to the Fund Treasurer/Principal Financial Officer for approval, and instruct the custodian to wire fee payments to the service providers.

2.	Accrue expense waivers based on Instructions and provide reporting of accruals of expense waivers.
3.
Accrue and allocate fee payments to directors/trustees and other officers of the Fund paid directly by the Fund according to Instructions and on a monthly basis forward cash to the Fund’s Authorized Persons in the amount necessary to make such payments to the directors/trustees and other officers of the Fund.

4.	Prepare expense reports, liabilities analysis and budgets for each Portfolio of the Fund for review and approval by the Fund Treasurer/Principal Financial Officer, including maintaining detailed records pertaining to expense accruals and payments, adjusting reports to reflect accrual adjustments, and monitoring all Fund expenses.
5.
Forward any invoices payable by the Fund to the Fund’s Authorized Persons for review and approval.  Pay any invoices approved by the Fund’s Authorized Person for payment on behalf of the Fund.  Allocate such invoices among the Portfolios in accordance with pre-established instructions from the Fund’s Authorized Persons.  Record the payment of invoices on the Fund’s books.

6.	Provide to the Fund a monthly summary of disbursements.

C.  Financial Reporting
1.
Prepare agreed upon financial reporting information for the Fund and/or each Portfolio:  (i) for proxy/information statements, registration statements (including prospectuses, statements of additional information, and business combination/exchange offers under Form N-14), Section 19 notices, periodic shareholder reports (both semi-annual and annual), Form N-CSRs, Form N-Qs, Form N-SARs , Form N-MFPs and such other communications required or otherwise sent to investors and/or filed with regulatory agencies; (ii) to the Investment Company Institute; (iii) to statistical reporting and rating agencies; and (iv) regarding a closed-end Fund’s issuance of preferred stock and commercial paper.   Additionally, review and provide comments to the Fund or a Fund Agent to allow for completion of such reports in accordance with defined timelines.

2.
Prepare other reports, notices or financial documents in accordance with generally accepted accounting principles, as required by federal, state and other applicable laws and regulations, in each case as the parties may agree upon from time to time.

3.	Assist in preparing financial information relating to a closed-end Fund’s earnings press release, if any.
4.	Provide financial information needed for the offer letter to assist with buyback and tender offers for a closed-end Fund, if any.
5.
Provide 1940 Act Rule 2a-7 amortized cost monitoring (mark-to-market) reports for a money market Portfolio with such frequency as is agreed upon by parties, or as may be required by Rule 2a-7 and the Fund’s policies and procedures.

6.	Prepare and provide such detailed financial reports as may be necessary for the Fund’s board of directors’/trustees’ reporting process and as the parties may agree upon from time to time.
7.
Provide sub-certifications in an agreed-upon form to the Fund’s chief compliance officer and certifying principal executive and financial officers with respect to the generation of financial statements and other financial reporting performed by BNYM.

D.  Security Master Information
1.
Create and maintain security master information mutually agreed upon by BNYM and the Funds’ investment adviser.  The specific information to be maintained will be governed by the document entitled Securities and Transaction Mapping mutually developed by BNYM and Delaware Service Company, Inc. (“DSC”).

E.  Portfolio Securities Transactions
Based on information that is provided to BNYM by the Fund, its investment adviser, and the Fund’s Authorized Persons, BNYM will perform the following functions:

1.
Maintain records of investment, capital share, and income and expense activities for each Portfolio by:  (i) recording purchases and sales of investments; (ii) recording corporate actions and capital changes relating to investments; (iii) accruing interest, dividends and expenses on investments; and (iv) maintaining the historical tax lots and income history for investments.

2.
Notify, as directed, the applicable investment adviser (or, if applicable, sub-adviser) with respect to mandatory and voluntary corporate actions.  The Fund's elections (on actions where elections and options exist) on voluntary corporate actions must be communicated to BNYM by one of the Fund's Authorized Persons on the deadline date stated on the corporate actions notice, allowing a reasonable amount of time before the stated deadline for BNYM to input the election on the fund accounting system and notify the custodian (as applicable).  BNYM will use commercially reasonable efforts to respond on behalf of the Fund if a response is received by BNYM after the deadline date.

3.	Book corporate action activity upon timely receipt of information and Instructions from one of the Fund’s Authorized Persons.
4.	Receive, update and process daily trade files from the Fund investment adviser’s order management system.
5.	Provide daily failed trade and open issue notification with respect to the Funds to the investment adviser.
6.	Based on Instructions from one of the Fund’s Authorized Persons or the Fund Treasurer/Principal Financial Officer, implement tax lot relief methodology.

F.  Class Actions and Proxies
1.	File proof of claim notices with respect to class actions involving the portfolio securities of the Funds.
2.	Provide holdings information to the proxy voting agent of the Funds to enable such proxy voting agent to identify the portfolio securities of the Funds with respect to which proxies should be voted.

G.  Dividends & Distributions
Subject to review and approval of the Fund’s Treasurer/Principal Financial Officer, BNYM will perform the following functions:
1.
Provide the Fund’s transfer agent, dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund’s dividend reinvestment plan, if any.

2.	Calculate income projections and provide such projections to the Fund for completion of the Section 19(a) notices and respond to any questions or issues raised by such projections.
3.
Periodically calculate and report each Portfolio’s “investment company taxable income,” “net capital gain” distributions, and realized and unrealized capital gains, and calculate amount of distribution to avoid application of excise tax, in accordance with IRS Subchapter M requirements and the Portfolio’s distribution policies as disclosed in the Portfolio’s prospectus and established by resolution of the Fund’s board of directors/trustees.

H.  Reconciliation and Cash Management
1.	Reconcile trade tickets and fund holdings list with investment adviser records on a daily basis.
2.	Reconcile the cash and portfolio investments of the Portfolio with the records of the Fund’s custodian, and provide corresponding reconciliation reports to the Fund and Fund Agents.
3.
Calculate and provide cash projections daily for each Portfolio of the Fund based on estimates of portfolio security transactions (including projected income and dividend receipts), shareholder transactions, and Fund distributions/reinvestments.

4.	Calculate and provide daily the cash available for each Portfolio of the Fund.
5.	In coordination with the Fund’s investment adviser, allocate trades among the Portfolios with respect to master repurchase agreement investments and other short-term investments.

I.  Shareholder Activity
1.
Record and reconcile daily shareholder activity, including: (i) recording subscriptions, redemptions, and dividend reinvestments; (ii) reconciling settlements of shareholder activity; and (iii) recording Portfolio shares outstanding to the records maintained by each Portfolio’s transfer agent and communicate exceptions to transfer agent which is responsible for researching exceptions.

2.	Provide financial and pricing information to support transfer of portfolio securities in connection with shareholder transfer-in-kind (purchase and redemption) transactions.
3.
Support the estimation/price protection process and other “post-nightly” and “as of” shareholder recording processes, including but not limited to, defined contribution clearance and settlement and same day cash.

J.  Fund Performance Information
1.
Calculate each Portfolio’s performance, including calculations of yield, total return, expense ratio, portfolio turnover rate and dollar-weighted average maturity, as applicable, in accordance with standardized SEC reporting requirements, and provide to the Fund.  Calculate and provide such additional performance information as may be reasonably requested by the Fund or the Fund’s Authorized Persons.

K.  Audit Support
1.
Provide timely assistance with audit requests from the Fund, its internal auditors, its Independent Accountants, and regulatory agencies.  Respond to inquiries from other Fund Agents regarding BNYM’s processes and interface with such Fund Agents to support annual SSAE 16 audits of such Fund Agents.

2.	Prepare work papers for the Fund’s annual audit by the Fund’s Independent Accountants, and coordinate the annual audit by the Fund’s Independent Accountants.
3.	Provide results of BNYM’s semi-annual SSAE 16 audits.

L.  Tax Reporting
1.
Provide the financial information necessary for the Fund’s preparation of its federal, state and city tax returns and ancillary schedules, including year-end excise tax distributions, and compliance with Subchapter M and Section 4982 of the Internal Revenue Code of 1986 (the “Code”).  Provide completed Internal Revenue Service forms for the Funds, such as Form 1120-RIC, necessary to file tax returns in accordance with filing deadlines and maintain copies of all tax returns and related workpapers.
2.	Provide financial data regarding portfolio investments to the Fund’s transfer agent to support the production of Form 1099s and similar shareholder tax reporting.

M.  Other Reporting
1.	Provide the daily, weekly, monthly, quarterly and ad hoc reports mutually agreed upon by BNYM and DSC. Each report shall be in a form mutually agreed upon by BNYM and DSC.

N.  Compliance Monitoring
1.	Establish, maintain, and provide summaries of, internal operating policies and procedures to support the performance of the Services by BNYM.
2.
Conduct testing of each Portfolio for compliance with the Code’s requirements to qualify as a regulated investment company, including but not limited to:  (i) quarterly diversification requirements; (ii) annual income qualification test; and (iii) annual distribution requirements (including avoiding application of excise taxes). Provide the results to the Fund’s chief compliance officer.

O.  Data Feeds
Subject to the existence of authorized licensing arrangements and Instructions, BNYM will perform the following functions:
1.
Disseminate each Portfolio’s NAV, dividend and portfolio data to Fund Agents and Fund-authorized third parties (including, if a closed-end fund, the stock exchange on which the Fund is listed) and maintain quality controls necessary to ensure accuracy of the data.

2.	Provide holdings information to the Fund’s proxy voting agent on a monthly basis in support of Form N-PX preparation and filing requirements.
3.	Provide month-end data feeds at the end of the 1st business day of the new month and subsequent month-end feeds as data changes in the month-end area.
4.	Provide daily data feeds inclusive of that day’s trading activity to the Fund.
5.	Provide the capability to re-transmit data feeds for past periods.
6.	Provide to Bloomberg price/cash file daily.
7.	Provide the data necessary for the Fund’s web/internet/intranet applications and maintain the subject matter expertise and quality controls required to ensure data accuracy.
8.	Provide the release management plan (software development lifecycle process), release cycle and prior notification of any changes that affect the data feeds.

P.  Business Continuity
1.
Provide summaries of BNYM’s disaster recovery plan for business continuity, together with summaries of any disaster recovery testing and results, with respect to those functions performed by BNYM, except that BNYM is not responsible for disaster recovery plans for business continuity with respect to any underlying system upon which BNYM relies and BNYM neither operates nor controls.  Conduct and participate in pre-defined disaster recovery testing as reasonably requested.

Q.  Performance of Services by BNYM
1.	Monitor BNYM’s performance and provide a monthly performance monitoring report against mutually agreed upon metrics.
2.	Develop and implement corrective action plans in the event of service requirement defaults.

R.  Relationship Management
1.	Provide client service support to the Fund, including access to day-to-day points of contact and to points of escalation as necessary.
2.	At a minimum, conduct semi-annual meetings with Fund management to discuss trends, technology and strategic direction.
3.	Conduct an annual meeting with Fund management to discuss the Services provided, system functionality and documentation of policies and procedures.
4.	Maintain effective working relationships with, and provide data to, third parties requiring data from the Funds.

S.  Books and Records
1.	Maintain the general ledger and other accounts, books and financial records of the Fund, as required under Section 31(a) of the 1940 Act and the rules thereunder in connection with the Services.
2.	Comply with SEC and 1940 Act rules and regulations regarding record retention and maintenance of records on- and off-site as required.
3.	Provide the Fund’s investment adviser with view and query access to the accounting systems.
4.	Assist with the set-up of new Fund accounts and the maintenance and termination of existing Fund accounts.

T.  Other
1.
Provide financial administration and fund accounting support for projects and processes as needed and/or required.  Examples include establishment of new registrants, series and/or classes; Fund and/or Portfolio mergers, liquidations, conversions and proxy statements; insurance policy renewals; and issues relating to the application of fees and expense waivers.  In the event that completion of a project or process necessitates BNYM to expend extraordinary expenses, both parties will negotiate in good faith to compensate BNYM for all or a portion of these expenses while taking into consideration other relevant factors such as cost sharing with other BNYM clients and future revenue projections from such projects or processes.

2.	Provide operational and financial reporting support to the Fund and each Portfolio in connection with its credit facilities.
3.	As applicable, support the Fund’s transfer agent with respect to dividend re-purchase processing and communication with omnibus dealers.

THE BANK OF NEW YORK MELLON

By:	/s/ Christopher P. Healy
Name:	Christopher P. Healy
Title:	Managing Director

DELAWARE GROUP ADVISER FUNDS, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP CASH RESERVE, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP EQUITY FUNDS I, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP EQUITY FUNDS II, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP EQUITY FUNDS IV, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP EQUITY FUNDS V, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP FOUNDATION FUNDS, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP INCOME FUNDS, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP STATE TAX-FREE INCOME TRUST, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP TAX-FREE FUND, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS, on behalf of its Portfolios identified on Schedule A

VOYAGEUR INSURED FUNDS, on behalf of its Portfolios identified on Schedule A

VOYAGEUR INTERMEDIATE TAX FREE FUNDS, on behalf of its Portfolios identified on Schedule A

VOYAGEUR MUTUAL FUNDS, on behalf of its Portfolios identified on Schedule A

VOYAGEUR MUTUAL FUNDS II, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP GOVERNMENT FUND, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS, on behalf of its Portfolios identified on Schedule A

DELAWARE POOLED TRUST, on behalf of its Portfolios identified on Schedule A

VOYAGEUR MUTUAL FUNDS III, on behalf of its Portfolios identified on Schedule A

VOYAGEUR TAX FREE FUNDS, on behalf of its Portfolios identified on Schedule A

DELAWARE VIP TRUST, on behalf of its Portfolios identified on Schedule A

DELAWARE INVESTMENTS COLORADO MUNICIPAL INCOME FUND, INC.

DELAWARE INVESTMENTS NATIONAL MUNICIPAL INCOME FUND

DELAWARE INVESTMENTS MINNESOTA MUNICIPAL INCOME FUND II, INC.

DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC.

DELAWARE ENHANCED GLOBAL DIVIDEND AND INCOME FUND

By:	/s/ Richard Salus
Name:	Richard Salus
Title:	Chief Financial Officer

SCHEDULE D TO THE AMENDED AND RESTATED FUND ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES AGREEMENT BETWEEN
THE BANK OF NEW YORK MELLON AND THE FUNDS,
Dated January 1, 2014

LIST OF AUTHORIZED PRICING VENDORS:

Name of Vendor	Types of Securities
Interactive Data	Equities (US and Foreign), Taxable Bonds, Non Taxable Bonds, CDS
Standard & Poor’s (including JJ Kenny)	Non Taxable Bonds, Taxable Bonds
Bloomberg	Equities, Bonds, Futures, Options
Thomson Reuters	Exchange Rates, Equities, Taxable Bonds, Bank Loans
Markit	Bank Loans, Swaps, OTC Derivatives

FAIR VALUATION INFORMATION VENDOR(S):

Name of Vendor	Types of Securities
Interactive Data Fair Value Service	Foreign Equities

LIST OF AUTHORIZED DATA INFORMATION VENDORS:

Name of Vendor	Type of Service
GICS	Security Classifications
S&P – CUSIP	CUSIP Database
LSE – SEDOL License	SEDOL Database

THE BANK OF NEW YORK MELLON

By:	/s/ Christopher P. Healy
Name:	Christopher P. Healy
Title:	Managing Director

DELAWARE GROUP ADVISER FUNDS, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP CASH RESERVE, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP EQUITY FUNDS I, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP EQUITY FUNDS II, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP EQUITY FUNDS IV, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP EQUITY FUNDS V, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP FOUNDATION FUNDS, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP INCOME FUNDS, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP STATE TAX-FREE INCOME TRUST, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP TAX-FREE FUND, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS, on behalf of its Portfolios identified on Schedule A

VOYAGEUR INSURED FUNDS, on behalf of its Portfolios identified on Schedule A

VOYAGEUR INTERMEDIATE TAX FREE FUNDS, on behalf of its Portfolios identified on Schedule A

VOYAGEUR MUTUAL FUNDS, on behalf of its Portfolios identified on Schedule A

VOYAGEUR MUTUAL FUNDS II, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP GOVERNMENT FUND, on behalf of its Portfolios identified on Schedule A

DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS, on behalf of its Portfolios identified on Schedule A

DELAWARE POOLED TRUST, on behalf of its Portfolios identified on Schedule A

VOYAGEUR MUTUAL FUNDS III, on behalf of its Portfolios identified on Schedule A

VOYAGEUR TAX FREE FUNDS, on behalf of its Portfolios identified on Schedule A

DELAWARE VIP TRUST, on behalf of its Portfolios identified on Schedule A

DELAWARE INVESTMENTS COLORADO MUNICIPAL INCOME FUND, INC.

DELAWARE INVESTMENTS NATIONAL MUNICIPAL INCOME FUND

DELAWARE INVESTMENTS MINNESOTA MUNICIPAL INCOME FUND II, INC.

DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC.

DELAWARE ENHANCED GLOBAL DIVIDEND AND INCOME FUND

By:	/s/ Richard Salus
Name:	Richard Salus
Title:	Chief Financial Officer